EXHIBIT 10.1
December 26, 2008
Robert B. Willumstad,
277 Park Avenue,
New York, New York 10172.
Bob:
     This letter formally documents the rescission of restricted shares previously granted you in contemplation of your service as Chief Executive Officer.
     On July 16, 2008, you were awarded 1,052,406 restricted shares of American International Group, Inc. (“AIG”) Common Stock, $2.50 par value (the “Restricted Stock”), which were subject to a Sign-On Restricted Share Award Agreement with AIG (your “Stock Agreement”). By mutual agreement between you and AIG, your Stock Agreement is hereby rescinded and will be treated for all purposes as if it had never been agreed between the parties and, as a result, as though the Restricted Stock had never been awarded. For the avoidance of doubt, you have returned to AIG all of the Restricted Stock and dividends in respect thereof previously received by you pursuant to the Stock Agreement and, as between you and AIG, you will have no further rights of any kind in respect of the Restricted Stock and will have no rights of any kind in respect of the Stock Agreement (including, for the avoidance of doubt, under your letter agreement, effective July 16, 2008, with AIG).
     Notwithstanding the rescission of the Restricted Stock, you have agreed to continued compliance with the restrictive covenants set forth in Section 6(a) of your Stock Agreement (which terms, including any relevant definitions, will be deemed to apply mutatis mutandis to this letter and to be incorporated by reference herein).
     In addition, you also confirm the attached letter.

     If you agree that this letter appropriately represents our understanding, please sign, date and return this letter, which will become a binding agreement on our receipt.

Very truly yours, AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Anastasia D. Kelly
Anastasia D. Kelly
Executive Vice President, General Counsel, and Senior Regulatory and Compliance Officer

Accepted and agreed as of this
26th day of December 2008:
/s/ Robert B. Willumstad
    Robert B. Willumstad

Attachment
Mr. Edward M. Liddy
Chairman and Chief Executive Officer
American International Group, Inc.
Dear Ed:
As you know, the Board of Directors of the company decided that my termination was “not for cause.” Accordingly, I am entitled to receive severance payments under the AIG Executive Severance Plan of approximately $22 million. While I appreciate the Board’s intention to fulfill this obligation, I have decided, after careful deliberation, to forgo the severance payments.
I will not accept the severance payments for two reasons. First, my three-month tenure as Chief Executive Officer did not provide the opportunity to execute the restructuring I had developed with the help of my AIG colleagues. Second, notwithstanding the issues that predated my term at AIG or the significant disruption in the capital markets which impacted several major financial institutions, I prefer not to receive severance payments while shareholders and employees have lost considerable value in their AIG shares.
I wish you, the Board and all of the talented employees at AIG all the best as you continue the work of restructuring the company and restoring it to profitability.
Sincerely yours,
/s/ Robert B. Willumstad
Robert B. Willumstad